As filed with the Securities and Exchange Commission on January 7, 1997
                                                Registration No. 333-18761

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                ___________________
                                  AMENDMENT NO. 1
                                     FORM S-3
                               REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933
                                 ___________________

                                 OCG TECHNOLOGY, INC.
               (Exact name of Registrant as specified in its Charter)
                                 ___________________

            Delaware                                         13-2643655
  (State or other jurisdiction of                         (I.R.S. Employer
   incorporation or organization)                       Identification Number)

                                 450 West 31st Street
                               New York, New York 10001
                                    (212) 967-3079
               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                  __________________

                              Edward C. Levine, President
                           450 West 31st Street, 11th Floor
                               New York, New York 10001
                                    (212) 967-3079
                 (Name, address, including zip code, and telephone number,
                        including area code, of agent for service)
                                   __________________
     Approximate date of commencement of proposed sale to the public: As soon as practicable, and from time to time, after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                                   _________________

                            CALCULATION OF REGISTRATION FEE

Title of Each Class                            Proposed Maximum     Proposed Maximum
of Securities to be           Amount to be      Offering Price     Aggregate Offering         Amount of
Registered                    Registered(1)       Per Share(2)           Price           Registration Fee
-----------------------       -------------    ----------------    ------------------    ----------------
Common Stock, par value
$.01 per share                11,124,403           $1.03125           $11,472,041              $3,476.38

(1) Includes 5,776,000 shares reserved for issuance upon exercise of Warrants.  See "RECENT DEVELOPMENTS"
    and "STOCKHOLDERS' EQUITY".
(2) Estimated solely for the purpose of computing the registration fee.  This amount was calculated pursuant to Rule 457 on the basis of $1.03125 per share of Common Stock, based on the average of the closing bid and asked prices of the Registrant's Common Stock as quoted on the National Association of Securities
    Dealers, Inc. Automated Quotation System on December 20, 1996, a date within five (5) business days prior to the date of filing this Registration Statement.

===============================================================================
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
==============================================================================

                                     PROSPECTUS
                                 OCG TECHNOLOGY, INC.
                           ______________________________

                                  11,124,403 Shares
                                    Common Stock
                               Par Value $.01 Per Share
                           ______________________________


           This Prospectus relates to the offer and sale to the public of 11,124,403 shares of common stock, $.01 par value per share (the "Common Stock") of OCG Technology, Inc. (the "Company") by certain stockholders of the Company (the "Selling Stockholders") in the over-the-counter market, at market prices prevailing at the time of the sale or at prices otherwise negotiated. None of the proceeds from the sale of these shares of Common Stock will be received by the Company. The Selling Stockholders and certain persons who purchase shares from them, including broker-dealers acting as principals who may resell the shares may be deemed "underwriters", as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). See "PLAN OF DISTRIBUTION" and "SELLING STOCKHOLDERS".

           The Company's Common Stock is traded in the over-the-counter market and prices for the Common Stock are quoted on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") under the NASDAQ symbol "OCGT". The closing bid price of the Company's Common Stock as reported by NASDAQ on December 20, 1996 was $1.00. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS".

           It is anticipated that the Company will maintain a current prospectus for a period of approximately 24 months from the date hereof. The Selling Stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of their shares of Common Stock.

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                             (See "RISK FACTORS")
                 ______________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                 ______________________________________________

                The date of this Prospectus is January 7, 1997.

No person has been authorized to give any information or to make any represen-tation other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or by the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date on the cover of this Prospectus.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGIS-TRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECUR-ITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFEC-TIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR BE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRA-TION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

           The Company has informed the Selling Stockholders that the anti-manipulative rules under the Securities Exchange Act of 1934, Rules 10b-2,
10b-6 and 10b-7 promulgated thereunder, may apply to their sales in the market and has furnished the Selling Stockholders with a copy of these Rules. The Company has informed the Selling Stockholders of the need for delivery of copies of this Prospectus in connection with any sale of securities registered here-under.

                           AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other informa-tion can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: the New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission at prescribed rates by addressing written requests for such material to the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) through which the Company's periodic reports and other information can be retrieved. This Prospectus does not contain all in-formation set forth in the Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") and exhibits thereto, which the Company has filed with the Commission under the Securities Act, and to which reference is hereby made.
                       _____________________________

                    DOCUMENTS INCORPORATED BY REFERENCE

           The following documents heretofore filed by the Company with the Commission are incorporated in this Prospectus by reference:

           1. The Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996.
           2. The Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996.

           All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective date of filing of each such document or report. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or super-seded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

           The Company will furnish without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents and reports which are incorporated herein by reference, other than exhibits to such documents or reports. Such requests should be addressed to Edward C. Levine, President, OCG Technology, Inc., 450 West 31st Street, 11th Floor, New York, New York 10001. Telephone: (212) 967-3079.

                                 THE COMPANY

           The Company was incorporated under the laws of the State of Delaware as Data Display Systems, Inc. on July 3, 1969. The Company's principal executive office is located at 450 West 31st Street, 11th Floor, New York, New York 10001, and its telephone number is (212) 967-3079.

           The Company includes (which, together with its subsidiaries, unless the context requires otherwise, is referred to as the "Company"): (i) markets, updates, and expands the PrimeCare(TM) Patient Management System (the "PrimeCare(TM) System"), a product of PrimeCare Systems, Inc. ("PSI"), a wholly owned subsidiary of the Company; (ii) markets turnkey computer systems and con-sulting services (the "MIS Service") to providers of medical services through Mooney-Edwards Enterprises, Inc. d/b/a Medical Information Systems ("MIS"), a wholly owned subsidiary of the Company; and (iii) markets, as a service (the "CIG Service"), a proprietary heart diagnostic instrument, known as the "Cardiointegraph", which evaluates and interprets the electrical impulses of the heart. See "RISK FACTORS" and "RECENT DEVELOPMENTS".


A. The PrimeCare(TM) System
---------------------------
           The principal markets for the PrimeCare(TM) System are primary care physicians, medical clinics and staff health maintenance organizations.

           The PrimeCare(TM) System utilizes the computer to bring efficiency to the management of a medical practice. The PrimeCare(TM) System: standardizes the patient record; assures consistency in patient care; creates a patient database for clinical and outcomes research; offers both local and remote means for utilization review and quality assurance audits; improves the quality of care; increases efficiency and productivity of the physician's practice; automatically generates a health problem list for each patient; incorporates patient care algorithms and clinical practice guidelines; permits both local and remote on-line electronic retrieval of patient record and hard copy print out with appropriate security controls; enables rapid access to important patient data for clinical care; contains and provides patient education, which is complaint oriented and medication specific; provides physician education which is updated periodically. No assurances can be given that a sufficient number of physicians will contract for, and use, the PrimeCare(TM) System to ensure its profitability. (See "RISK FACTORS").

           In order to maintain a "state of the art" system, the PrimeCare(TM) System requires continual: updates of medical content; additions and enhance-ments to expand the scope of the system; and the incorporation of advances in both hardware and software technology. On September 15, 1995, the Company entered into an agreement with the New York City based Mount Sinai School of Medicine ("Mount Sinai") by which Mount Sinai agreed, from time to time, to update and enhance the medical content of the PrimeCare(TM) System.

B.  The MIS Service
-------------------

           The MIS Service is a turnkey computer systems package marketed to providers of medical services in northern Florida and southern Alabama. MIS' turnkey packages include hardware, software, staff training and provides for an annual service contract. In addition to the basic accounts receivable and insurance billing applications, MIS can provide clients with accounts payable, general ledger, payroll and word processing programs. MIS' Service contracts provide for ongoing software upgrades, continuing education and system maintenance (see "RISK FACTORS"). The turnkey packages sold by MIS primarily use the Medical Manager ("MM") software program. MIS is a non-exclusive Florida area dealer for MM. MIS also possesses a state of the art proprietary software program for medical billing, which was developed by its former principal shareholders. At the present time, the MIS software program does not have a formal "Users Guide and Reference Book", a necessary component for any national marketing strategy.

C.  The CIG Service
-------------------
           The Company had previously developed a diagnostic instrument for the early detection of coronary heart disease, known as the Cardiointegraph, which takes the electrical impulses generated by a patient during the course of a conventional electrocardiogram ("ECG") and, through a series of integra-tions and normalizations, displays these signals in a different visual format, known as a Cardiointegram ("CIG"). In the Company's opinion, a CIG provides the examining physician with a method for identifying patients with apparently normal ECG's who may actually have coronary heart disease. The Cardiointegram procedure is done at rest, requires less doctor-time and costs significantly less than the other available methods. Although Cardiointegraphs were sold, and, although many end-user purchasers (i.e. physicians, corporate and govern-mental medical departments) appear to have found the Cardiointegraph useful, the Company has been unable to generate sufficient revenues by such sales to fund its operations or to operate at a profit. The Company believes that by marketing the Cardiointegraph technology as a service, with a minimal fee charged to the physician per CIG generated, could prove to be profitable. However, marketing the CIG Service has not been appropriately tested, and there can be no assurance that the CIG Service concept will be accepted by the medical profession, or that the Company will obtain the capital needed to market the CIG Service. See "RISK FACTORS".

           The Company believes that, over time, it should be able to provide sufficient working capital from operations through its marketing of the PrimeCare(TM) System and its marketing of the CIG Service.

                             RISK FACTORS

           1. Losses; Accumulated Deficit. The Company has suffered losses from operations during each of its last ten fiscal years, and for the three months ended September 30, 1996. As a result of such losses, the Company had incurred an accumulated deficit of $18,722,810 through September 30, 1996. The Company is currently operating at a loss, and there can be no assurance that the Company will operate at a profit in the future.

           THE REPORT OF THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS IS QUALIFIED AS TO CERTAIN MATTERS INCLUDING THE COMPANY'S ABILITY TO OPERATE AS A GOING CONCERN.

           2.        Impediments to Marketability of the Company's Products.
The financial success of the Company is dependent upon its ability to success-fully market the PrimeCare(TM) System, the CIG Service, and/or the MIS Service See "THE COMPANY" and "RECENT DEVELOPMENTS".

           The PrimeCare(TM) System.   The PrimeCare(TM) System is a new
concept in the management of a medical practice and its success is dependent upon its acceptance by physicians. Although the PrimeCare(TM) System has been marketed to and accepted by physicians, there can be no assurance that the PrimeCare(TM) System will be accepted by a sufficient number of physicians to ensure its profitability. See "THE COMPANY" and "RECENT DEVELOPMENTS".

           The Cardiointegraph.   The marketability of the Cardiointegraph as
medical equipment hardware is dependent upon the general acceptance of the procedure by the medical profession. Although Cardiointegraphs were sold, and although many end-user purchasers (i.e. physicians, corporate and governmental medical departments) appear to have found the Cardiointegraph useful, the Company has been unable to generate sufficient revenues by such sales to fund its operations or to operate at a profit. The Company believes that lack of universal reimbursement for the medical profession's use of the Cardiointegraph has hindered the Company's attempt to sell the Cardiointegraph. The Company believes that by marketing the Cardiointegraph technology as a service, with a minimal fee charged to the physician per CIG generated, physicians may be freed from their general reluctance to purchase medical diagnostic equipment, such as the Cardiointegraph, which is not reimbursed by Medicare. However, marketing of the CIG Service has not been appropriately tested, and there can be no assurance that the CIG Service concept will be accepted by the medical profession, or that the Company will obtain the capital needed to market the CIG Service. See "THE COMPANY" and "RECENT DEVELOPMENTS".

           The MIS Software.   The Company intended to complete the development
of a Users Guide, Reference Book and other marketing tools, and to market the MIS Service nationally through dealers. The Company altered its planned devel-opment when it decided to acquire PrimeCare Systems, Inc. The Company decided that the MIS Service should be interfaced with the PrimeCare(TM) Service, so that billing by the physician could be automated at the conclusion of the patient's visit. The Company currently intends to undertake this project if, and when, it obtains the required funding. However, there can be no assurance of the national acceptance of the MIS Service by the medical profes-sion, or that the Company will obtain the funding needed to finance the project. See "THE COMPANY" and "RECENT DEVELOPMENTS".

           3.        Competition.   The Company has not identified any
competitive patient management system which embodies all the features of the PrimeCare(TM) System. However, other companies market systems which may have some of the features of the PrimeCare(TM) System and some companies market medical office products, but they perform functions different than those per-formed by the PrimeCare(TM) System.

           The Cardiointegraph is a diagnostic instrument which employs a unique method, parts of which are patented, for the diagnosis of coronary heart disease. The Company believes that the Cardiointegraph does not compete directly with any other diagnostic instrument. However, the Cardiointegraph does compete generally with other diagnostic methods, such as stress testing and thallium perfusion stress tests.

           There can be no assurance that other products will not be developed by third parties, which products could adversely affect the marketability or profitability of any or all, of the Company's products, the PrimeCare(TM) System, the CIG Service and the MIS Service. There can be no assurances that the Company's products will ever be profitable.

           4. Copyrights and Patent Protection. The content of the PrimeCare(TM) System is protected by copyrights. As to the Cardiointegraph, the Company's primary patent expired in November 1986. Prior thereto, in June 1985 a new method patent was granted to the Company which expires in the year 2002.

           5. Government Regulation. The Company is operating in the medical field, which is subject to extensive federal, state and local regula-tions. The Cardiointegraph is considered to be a "device" under the Food, Drug and Cosmetic Act of 1938, as amended. Although the Company believes that it complies with all such regulations, it cannot predict the nature or effect of government regulations that might arise.

           6. Liquidity and Capital Needs and Requirements. To date, the Company has been unable to provide sufficient working capital from operations, and therefore, to fund its operations, has relied significantly on its sale of equity interests in the Company, and from loans to it by some of its officers and shareholders.

           To further the goal of marketing the PrimeCare(TM) System and the CIG Service and, in an effort to expand the operations of the MIS Service, the Company currently is attempting to obtain needed funds through its sale of
additional equity interests and/or by securing loans, as in the past.   No
assurance can be given that the Company, through either the future sale of equity interests or through loans to it, can raise sufficient funds to enable the Company to carry out its marketing program. In addition, even if the necessary funds become available, no assurance can be given as to the sales levels achievable by the Company, or as to the Company's ability to profitably market its products. Currently, the Company has no lines of credit. Moreover, the Company has no outstanding material commitments for capital expenditures.

           7. Reliance on Few Products. The Company currently relies on the marketing of the PrimeCare(TM) System, the CIG Service and the MIS Service for its potential sales. See "THE COMPANY" and "RECENT DEVELOPMENTS".

           8. Reliance Upon Key Personnel. To a substantial extent, the Company is dependent upon the key personnel of MIS for the future profitability and success of MIS and to some extent, the Company is dependent upon the key personnel of PSI for the future profitability and success of PSI. See "THE COMPANY" and "RECENT DEVELOPMENTS".

           9. No Dividend Distributions. The Company has never paid cash dividends on its Common Stock. Payment of dividends are within the discretion of the Company's Board of Directors and will depend, among other factors, on earnings, capital requirements and the operating and financial condition of the Company. At the present time, the Company's anticipated requirements are such that it intends to follow a policy of retaining earnings, if any, in order to finance the development of its businesses.

           10.   Board of Directors' Power to Create Preferred Stock.  On
July 12, 1984, a majority of the stockholders of the Company authorized the amendment of the Company's Certificate of Incorporation thereby creating a class of 1,000,000 shares of preferred stock, the relative rights, preferences and designations of which stock would be determined by the Board of Directors. As a result, differing series of preferred stock could be created which would adversely affect the voting power or other rights of the holders of Common Stock. The Board of Directors of the Company has created and issued 100,000 shares of a Series B Preferred Stock and has created and issued 100,000 shares of a Series E Preferred Stock. The Series B Preferred Stock has recently been converted into the Company's Common Stock. See "RECENT DEVELOPMENTS" and "DESCRIPTION OF CAPITAL STOCK - Preferred Stock".


                            RECENT DEVELOPMENTS

           In July 1996, the Company's Board of Directors approved the is-suance of 1,220,000 warrants to acquire 1,220,000 shares of the Company's Common Stock at an exercise price of $1.09 per share which expire on July 25, 1999. 560,000 of these warrants were issued to certain of its officers and directors. (The quoted market price of the Company's Common Stock was not in excess of the warrant exercise price on the date of issuance.)

           On July 30, 1996 the Company entered into an agreement with a con-sultant whereby the consultant agreed to demonstrate and promote the PrimeCare(TM) System to parties designated by the Company. The consultant received 60,000 warrants to acquire 60,000 shares of the Company's Common Stock at an exercise price of $1.00 per share which expire July 1, 2000. Of these warrants 5,000 warrants are immediately exercisable and 5,000 are exercisable each quarter commencing October 1, 1996, while the agreement is in effect. (The quoted market price of the Company's Common Stock was not in excess of the warrant exercise price on the date of issuance.)

           On June 7, 1996 the Company's Certificate of Incorporation was amended, increasing the number of its authorized shares of Common Stock from 25,000,000 shares to 50,000,000 shares.

           In May 1994, the Board of Directors designated 100,000 shares of preferred stock as Series B Preferred Stock. These shares were issued in conjunction with the acquisition of PSI. (See "THE COMPANY"). These shares were convertible at the option of a minimum of the holders of two-thirds of the Series B Preferred Stock into ten (10) shares of the Company's Series B Common Stock, subject to the creation of the Series B Common Stock by a vote of the Company's stockholders. Thereafter, on June 9, 1996, at the request of all the Series B Preferred Stockholders, the Company amended and modified its Series B Preferred Stock Certificate of Designation so as to permit the stockholders, upon the option of all of such holders and upon the same terms and conditions as before, to convert all of their shares of Series B Preferred Stock into the Company's Common Stock, rather than into the Company's Series B Common Stock. As a result, 100% of such stockholders then converted 100% of their shares of Series B Preferred Stock into 1,000,000 shares of the Company's Common Stock.

           In April 1996, the Company's Board of Directors authorized a private placement of up to 2,500,000 shares of its Common Stock at a price of not less than $.75 per share. Pursuant to that offering, the Company sold 415,800 shares for $395,000 in fiscal year 1996 and 421,700 shares for $365,305 to date in fiscal year 1997.

           In fiscal year 1996, the Company amended the exercise price and the expiration date for certain warrants previously issued to an employee and to outside consultants. These amendments were deemed to be a new issuance, and the Company recorded an expense of approximately $91,000 reflecting the excess of the quoted market price of its shares of Common Stock over the exercise price of those warrants at the date of amendment. The Company received proceeds of $90,000 upon the exercise of 225,000 of those warrants.

           In April 1995, the Company's Board of Directors approved the issuance of warrants to acquire 1,671,000 shares of the Company's Common Stock at an exercise price of $.25 per share which warrants expire in April 1998. 1,150,000 of those warrants were issued to certain officers of the Company. The right to exercise those warrants was conditioned upon the affirmative vote of the stockholders of the Company to amend its Certificate of Incorporation to increase its number of authorized shares of Common Stock from 25,000,000 shares to 50,000,000 shares, accordingly, the Company had not then reserved shares for future issuance. In May 1996, the stockholders voted and agreed to amend the Certificate of Incorporation to effect such amendment. In June 1996, the Company's Certificate of Incorporation was amended in accordance with the stockholders' vote and 1,671,000 shares of Common Stock was then reserved for issuance upon the exercise of these warrants. Thereupon, the Company recorded approximately $854,000 in expense reflecting the difference between the quoted market price of its shares of Common Stock, at the respective measurement date(s) for those warrants, and their exercise price.

           In April 1995, the Company's Board of Directors also took the following actions: (in these instances the quoted market price of the Company's Common Stock was not in excess of the warrant exercise price at the time of amendment): (1) Amended the exercise price of 130,000 previously issued warrants, which expire in January 1997, from $1.00 to $.50. (2) Amended the exercise price of 350,000 warrants previously issued to a relative of an officer and director of the Company, with original exercise prices ranging from $1.50-$1.25, to $.45, and extended the expiration date of these warrants from June 1995 to June 1997. (3) Extended the expiration date of 1,225,000 warrants, issued to certain officers and directors of the Company, from November 1995 to November 1997.

           In March 1995, the Company's Board of Directors authorized a private placement of up to 1,500,000 shares of its Common Stock at a price of not less than $.20 per share to foreign investors. Pursuant to that offering, the Company sold 1,500,000 shares for $390,000 in fiscal 1995 and fiscal 1996. Those shares were issued in reliance upon the exemption provisions of Regula-tion S of the Securities Act of 1933.

           In fiscal year 1995, the Company issued warrants to a consultant which entitled the holder to purchase 100,000 shares of Common Stock at an exercise price of $.30 per share which warrants expire in October 1997. At the time of issuance of those warrants, the quoted market price of the Common Stock was greater than the exercise price of those warrants and accordingly the Company recognized $17,000 of expense.

           In December 1994, the Company authorized a private placement to foreign investors of up to 1,200,000 shares of its Common Stock at a price of $.17 per share. In fiscal year 1995, pursuant to that offering the Company sold 1,117,647 shares for $190,000. These shares were issued in reliance upon the exemption provisions of Regulation S of the Securities Act of 1933.

           In December 1994, for services rendered to it, the Company issued 2,500 shares of Common Stock valued at $781, the quoted market price of the stock at the time of issuance.

           In fiscal year 1995, upon the exercise of 130,000 warrants, the Company issued 130,000 shares of Common Stock for $25,000.

                          STOCKHOLDERS' EQUITY

           The following table sets forth the Company's stockholders' equity as at September 30, 1996, and as adjusted (a) for the sale, after September
30, 1996, in a private placement of 352,300 shares of its Common Stock, (b) for the issuance of 12,500 of such shares upon the exercise of warrants and (c) for the issuance of 4,000 of such shares for services rendered by a consultant. See "RISK FACTORS" and "DESCRIPTION OF CAPITAL STOCK".

                                                                                                             As Adjusted
                                                                                                             for Sales and
                                                                                                             Issuance of
                                                                                                             Common Stock
                                                                        September 30, 1996                    thereafter
                                                                        ------------------                   -------------
Stockholders' equity:
   Preferred stock, authorized: 1,000,000 shares;
   issued: 100,000 Series E shares, $.10 par value
   per share, issued and outstanding                                      $     10,000                         $   10,000

  Common stock, $.01 par value per share,
   authorized: 50,000,000 shares; issued: 23,232,400
   and 23,601,400 (1)(2)                                                       232,324                            236,014

Additional paid-in capital                                                  20,453,478                         20,758,245

Deficit                                                                    (18,722,810)                       (18,722,810)

Unearned Compensation                                                          (10,313)                           (10,313)
                                                                               --------                           --------
                                                                             1,962,679                          2,271,136
Less treasury stock, 12,500 shares at cost                                     (62,500)                           (62,500)
                                                                             ----------                         ---------
Total Stockholders' equity                                                $  1,900,179                        $ 2,208,636
--------------------------
<F1>
(1)   At September 30, 1996, an aggregate of 5,758,000 shares of Common Stock were reserved with respect to the following warrants, exercisable:

      from $.45 to $.50 per share, expiring January 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 705,000
      at $.45 per share, expiring June 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  250,000
      at $.30 per share, expiring October 1997. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  100,000
      from $.25 to $.33 per share, expiring November 1997. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,137,500
      at $.45 per share, expiring April 1998. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1,671,000
      from $.40 to $.55 per share, expiring April 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 300,000
      at $1.00 per share, expiring August 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15,000
      from $.40 to $1.00 per share, expiring between
         November and December 1998. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100,000
      from $.40 to $1.00 per share, expiring April 1998. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 150,000
      from $1.38 to $1.53 per share, expiring between
         May and June 1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20,000
      at $1.09 per share, expiring July 1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,220,000
      from $.98 to $1.62 per share, expiring between
         July and December 1999. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30,000
      at $1.00 per share, expiring July 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .60,000
                                                                                                                    ------
                                                                                                                 5,758,500
                                                                                                                 =========

                                     9

<F2>
(2)   At December 24, 1996, an aggregate of 5,776,000 shares of Common Stock were reserved for issuance with respect to the following Warrants exercisable:

      from $.45 to $.50 per share, expiring January 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 705,000
      at $.45 per share, expiring June 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  250,000
      at $.30 per share, expiring October 1997. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  100,000
      from $.25 to $.33 per share, expiring November 1997. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,125,000
      at $.45 per share, expiring April 1998. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1,671,000
      from $.40 to $.55 per share, expiring April 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 300,000
      at $1.00 per share, expiring August 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15,000
      from $.40 to $1.00 per share, expiring between
         November and December 1998. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100,000
      from $.40 to $1.00 per share, expiring April 1998. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 150,000
      from $1.38 to $1.53 per share, expiring between
         May and June 1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20,000
      at $1.09 per share, expiring July 1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,220,000
      from $.98 to $1.62 per share, expiring between
         July and December 1999. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .60,000
      at $1.00 per share, expiring July 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .60,000
                                                                                                                    ------
                                                                                                                 5,776,000
                                                                                                                 =========

                               USE OF PROCEEDS


           The Company will not receive any of the proceeds from the sale by the Selling Stockholders of their shares of Common Stock.


                  PRICE RANGE OF COMMON STOCK AND DIVIDENDS

           The Company's Common Stock is traded on the National Association of Securities Dealers Automatic Quotation ("NASDAQ") System ("NASDAQ Small Cap"), under the NASDAQ symbol OCGT. The following table sets forth the range of high and low closing prices for the Company's Common Stock for the periods indicated. Prices represent quotations between dealers, without adjustments for retail markups, markdowns or commissions, and may not represent actual transactions.

                                           High                Low
                                           ----                ---
Fiscal Year Ended June 30, 1995

1st Quarter                               17/32                 1/4
2nd Quarter                                 1/2                 1/4
3rd Quarter                                 1/2                 1/4
4th Quarter                                 1/2                9/32

Fiscal Year Ended June 30, 1996

1st Quarter                               29/32                 1/4
2nd Quarter                               27/32               13/32
3rd Quarter                                 7/8                7/16
4th Quarter                             1-15/16               23/32

Fiscal Year Ending June 30, 1997

1st Quarter                               1-7/8               31/32
2nd Quarter (to December 20, 1996)            1              1-1/16

           As of June 30, 1996, the Company had approximately 1,438 record holders of shares of its Common Stock, including stockholders whose shares are registered in "nominee" or "street" name. See "STOCKHOLDERS' EQUITY". The closing bid price per share for the Company's Common Stock, as reported by the NASDAQ Small Cap on December 20, 1996, was $1.00.

The Company has never paid cash dividends on its Common Stock. Payment of dividends are within the discretion of the Company's Board of Directors and will depend, among other factors, on earnings, capital requirements and the operating and financial condition of the Company. Payment of dividends may be affected by preferences provided to holders of the Series E Preferred Stock. See "DESCRIPTION OF CAPITAL STOCK - Preferred Stock". At the present time, the Company's anticipated requirements are such that it intends to follow a policy of retaining earnings, if any, in order to finance the development of its businesses. See "RISK FACTORS".

                             SELLING STOCKHOLDERS

           The following table sets forth the shares of Common Stock of the Company owned by the Selling Stockholders (including shares reserved for issuance upon exercise of warrants), the number of shares to be sold and the number of shares to be owned following such sale.

                                                                                                                  Shares Owned
                                                             Shares Owned                 Shares to be           Following Sale
    Name                                                   (% of Class) (1)                 Sold (1)              (% of Class)
    ----                                                  --------------------            ------------           --------------
Edward L. Alexander (a)                                   461,000  (1.57%)                    461,000                    0
Erich Augustin                                            395,000  (1.34%)                    395,000                    0
Avon Corporation Limited                                  197,059                             197,059                    0
William Benjamin, III                                     210,000                              60,000              150,000
Ernest P. Buxton, III (a)                                  12,000                              12,000                    0
Cambridge Consulting Group                                129,430                             129,430                    0
Donald D. Carver  (a)                                      12,000                              12,000                    0
Martin B. Deutsch                                          58,900                              58,900                    0
Diaz Corporation                                          914,706  (3.11%)                    914,706                    0
Dolphin Investments Ltd.                                  850,000  (2.89%)                    850,000                    0
Gotham Lawrence                                            40,000                              40,000                    0
Sydney A. Fitzhugh                                          3,500                               1,500                2,000
W. Jordan Fitzhugh  (a)(b)                                486,000  (1.65%)                    486,000                    0
C. Delp Givens, Jr. (a)                                    12,000                              12,000                    0
Edward T. Greene                                          117,700                             117,700                    0
Gail Grisetti (a)                                         108,000                             108,000                    0
Elizabeth Healey                                          200,000                             200,000                    0
HealthCare Strategies, Inc.                                50,000                              50,000                    0
Abdul H. Jamaludeen (a)(b)                                114,000                             112,000                    0
Ray L. James (a)                                           12,000                              12,000                    0
James L. Kurtz                                            117,700                             117,700                    0
Andrew W. Lawrence                                          8,000                               8,000                    0
Douglas G. Levine                                         360,000  (1.22%)                    360,000                    0
Edward C. Levine                                        1,138,826  (3.87%)                  1,138,826                    0
Susan E. Mackel (a)                                         6,000                               6,000                    0
Keith Miller (a)                                            6,000                               6,000                    0
Eileen McAllister-Alexander (a)                             6,600                               6,600                    0
Sheila A. McClanahan (a)                                    2,400                               2,400                    0
E. Lisa Naff                                                3,500                               2,500                1,000
Douglas L. Nelson                                           6,000                               6,000                    0
Jeffrey P. Nelson                                         860,000  (2.93%)                    780,000               80,000
Mark E. Nelson                                            375,000  (1.28%)                    335,000               40,000
Carver W. Nebbe                                            22,100                              15,000                7,100
Charity A. Nebbe                                           22,100                              15,000                7,100
Dennis Nebbe                                              202,900                             130,000               72,900
Nathan J. Nebbe                                            41,650                              20,000               21,650
Norfolk Corporation Ltd.                                  390,000  (1.33%)                    390,000                    0
Jana Olson-Collins                                          8,000                               8,000                    0
Seth Oppenheim (a)                                          6,000                               6,000                    0
Richard Priore                                            100,000                             100,000                    0
Jarema S. Rakoczy                                         431,450  (1.47%)                    350,000               81,450
John Reynolds                                              25,000                              25,000                    0
Daniel A. Rockmore (b)                                    350,000  (1.19%)                    350,000                    0
Riverside Healthcare Association, Inc. (a)                 50,000                              50,000                    0
Abraham and Rose Scharf                                    29,000                              29,000                    0
Richard S. Scharf                                          29,000                              29,000                    0
Bethany Spielman (a)                                        6,000                               6,000                    0
R. Michael Staron                                           2,500                               2,500                    0
John R. Stephens (a)                                       12,000                              12,000                    0
Wynne B. Stern, Jr.                                       500,000  (1.70%)                    500,000                    0
Louis E. Teichholz                                        500,000  (1.70%)                    500,000                    0
T. Eugene Temple (a)                                       12,000                              12,000                    0
Paul Tongue                                                50,000                              50,000                    0
Arnold Vedrin                                              15,000                              15,000                    0
Westland Corporation Ltd.                                 634,200  (2.16%)                    634,200                    0
Mary C. Williams                                              500                                 500                    0
Franklyn R. Wilson                                        521,000  (1.77%)                    521,000                    0
Woodcroft Limited                                         355,882  (1.21%)                    355,882                    0
_______________________________
<F1>
(1)   Includes shares reserved for issuance upon exercise of warrants. See "RECENT DEVELOPMENTS".

      Of the Selling Stockholders named above, the nature of the position, office, or other material relationship which any such Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates is as follows: (i) Edward C. Levine is its President and a Director; (ii) Erich W. Augustin is an Executive Vice President, Chief
Financial Officer and Director; (iii) Jeffrey P. Nelson is the Secretary and a Director; (iv) Jarema S. Rakoczy is a Vice President of a subsidiary and a Director; (v) Wynne B. Stern, Jr. is Counsel; (vi) A shareholder and officer of Masterdisk Corporation is the son of the President of the Company;
(vii) Louis Evan Teichholz is a member of the Company's Medical Advisory
Board; (viii) Mark E. Nelson is the brother of Jeffrey P. Nelson; (ix)
Andrew W. Lawrence is a former consultant to the Company; (x) those whose name is followed by an "(a)", are former directors, officers and/or stockholders of PSI, who acquired Common Stock primarily in exchange for their share holdings in PSI; and (xi) those whose name is followed by a "(b)", are currently officers of PSI.

                    DESCRIPTION OF CAPITAL STOCK

Common Stock
------------
      The Company is authorized to issue 50,000,000 shares of Common Stock.
Each holder of Common Stock is entitled to one vote at all stockholders' meet-ings. No share of Common Stock is entitled to any preference over any other share, and each share of Common Stock is equal to every other share of Common Stock in all respects. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a stockholder of the Company. Stockholders do not have the right to cumulate their votes for the election of directors. Accordingly, the holders in the aggregate of shares in excess of 50% of the outstanding shares of Common Stock (and Series E Preferred Stock- see below) can elect all of the members of the Company's Board of Directors.
Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors in its discretion, on a ratable basis, out of funds legally available therefor, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or the winding up of the affairs of the Company. Payments of dividends and/or distributions in respect of the Common Stock can only be made if funds for the same are available after payment (or provisions for such payment) has been made in respect of Preferred Stock. See "DESCRIPTION OF CAPITAL STOCK - Preferred Stock."

      Continental Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock.

Preferred Stock
---------------
      The Company is authorized to issue 1,000,000 shares of Preferred Stock, $.10 par value per share, which shares may be issued by the Board of Directors (herein, the "Board") in series, each series having such voting powers, desig-nations, preferences, rights, qualifications, limitations and restrictions as may be deemed appropriate by the Board, without the necessity of further stock-holder action, except to the extent required by the Certificate of Incorpora-tion, the General Corporation Law of the State of Delaware or other applicable laws and regulations. The Board has designated 100,000 shares as Series E Preferred Stock of which the preferences and other rights, and the qualifica-tions, limitations or restrictions thereof, include the following: (1) the shares are nonconvertible; (2) the holders shall have the right to vote for any purpose on the same basis as the holders of the Company's Common Stock; (3) div-idends shall not be cumulative and shall be distributable out of the aggregate of all cash dividends declared by the Company in any year, and shall be calcu-lated as follows: the aggregate amount of all cash dividends declared and to be distributed by the Company to all classes of its stockholders in a fiscal year shall be multiplied by a fraction, the (A) numerator of which shall be an amount equal to fifty (50%) percent of the net profits of the Company's subsid-iary, MIS, for the prior fiscal year; and the (B) denominator of which shall be the sum of the said net profits of the Company (including those of MIS) for such prior fiscal year; (4) the shares may be redeemed, in whole or in part, at the option of the Company, at the price of $30.00 per share, plus all accrued and unpaid dividends thereon, at any time commencing three years after the date of issuance. On June 25, 1992, 100,000 shares of Series E Preferred Stock were issued in conjunction with the acquisition of MIS (see "THE COMPANY").


                    PLAN OF DISTRIBUTION

      The shares offered hereby are being sold by the Selling Stockholders acting as principal for each of their own accounts. The Company will receive none of the proceeds from this offering.

      The distribution of the shares offered hereby by the Selling Stockholders is not subject to any underwriting agreement. The Company expects that the Selling Stockholders will sell their shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling their shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares offered hereby for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate with the Selling Stockholders in the distribution of shares offered hereby may be deemed to be underwriters and any commissions received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

      One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act to describe any material arrangements for the resale of the shares offered hereby when such arrangements are entered into by the Selling Stockholders and any broker-dealers that participate in the distribution of the said shares.

      The Selling Stockholders are not restricted as to the price or prices at which they may sell their shares of Common Stock. Sales of such shares at less than the market prices may depress the market price of the Company's Common Stock. Moreover, none of the Selling Stockholders, except Messrs. Edward C. Levine, Jeffrey P. Nelson, Jarema S. Rakoczy, Erich W. Augustin, Daniel A. Rockmore, W. Jordan Fitzhugh and Abdul H. Jamaludeen (who are affiliates of the Company) and Edward Alexander, is restricted as to the number of shares of Common Stock which may be sold by them at any one time, and it is possible that a significant number of shares of Common Stock could be sold at the same time which may also have a depressive effect on the market price of the Company's Common Stock. However, it is anticipated that the sale of the shares of Common Stock offered hereby will be made over the approximately twenty-four month period commencing with the date of this Prospectus.


                          LEGAL MATTERS

      Legal matters in connection with the validity of the issuance of the securities offered hereby will be passed upon for the Company by Wynne B. Stern, Jr., 342 Madison Avenue, Suite 1002, New York, New York 10173, as counsel. Mr. Stern owns, and has warrants to purchase, shares of Common Stock. See "SELLING STOCKHOLDERS" and "RECENT DEVELOPMENTS."



                            EXPERTS

      The consolidated balance sheets of OCG Technology, Inc. and its subsidi-aries, as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the periods then ended, and the related financial statement schedules included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1996, in-corporated by reference in this Prospectus, have been audited by Dalessio, Millner & Leben LLP, independent certified public accountants, whose qualified report thereon, (which includes an explanatory paragraph regarding the ability of the Company to continue as a going concern), also is incorporated by refer-ence in this Prospectus, and have been incorporated herein in reliance upon the report of Dalessio, Millner & Leben LLP given upon the authority of said firm as experts in accounting and auditing.

==============================               ==================================

          No person has been
authorized to give any infor-
mation other than those
contained or to make any                             11,124,403 Shares
representations in connection
with this Offering other than
those contained or
incorporated by reference in
this Prospectus or in any
Prospectus Supplement, and, if
given or made, such other                           OCG TECHNOLOGY, INC.
information or representations
must not be relied upon as
having been authorized by the
Company.  This Prospectus, or
any Prospectus Supplement,
does not constitute an offer
to sell or a solicitation of
an offer to buy any securities                         Common Stock
other than the registered sec-
urities to which it relates or
an offer to any person in any
jurisdiction or in any circum-
stances in which such offer or
solicitation will be unlawful.
Neither the delivery of this
Prospectus, or any Prospectus                    -----------------------
Supplement, nor any sale made                          PROSPECTUS
hereunder, or thereunder,                        -----------------------
shall, under any circum-
stances, create any
implication that there has
been no change in the affairs
of the Company since the date
hereof, or thereof, or that
the information contained
herein, or therein, is correct
as of any time subsequent to
its date.
   ___________________

    TABLE OF CONTENTS
                                 Page

Available Information. . . . .    2
Documents Incorporated
          by Reference . . . .    2
The Company. . . . . . . . . .    3
Risk Factors . . . . . . . . .    4
Recent Developments. .   . . .    6                   January 7, 1997
Stockholders' Equity . . . . .    9
Use of Proceeds. . . . . . . .   11
Price Range of Common Stock
          and Dividends  . . .   11
Selling Stockholders . . . . .   12
Description of Capital Stock .   13
Plan of Distribution . . . . .   14
Legal Matters. . . . . . . . .   15
Experts. . . . . . . . . . . .   15
     ___________________

    Until February 1, 1997
(25 days after the date of
this Prospectus), all dealers
effecting transactions in the
registered securities, whether
or not participating in this
distribution, may be required
to deliver a Prospectus.  This
is in addition to the
obligation of dealers to
deliver a Prospectus when
acting as underwriters and
with respect to their unsold
allotments or subscriptions.
===============================             ==================================

                                  PART II


                  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM. 14.            OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
                     -------------------------------------------
      The Company will bear all costs and expenses in connection with the sale and distribution of the shares being registered. The following table sets forth the costs and expenses of the sale of such shares:

                       Description                              Amount

           Securities and Exchange Commission filing fee        $3,476.38
           Legal and accounting fees                            $1,000*
           Miscellaneous                                        $1,000*
------------------------
* Estimated


ITEM 15.             INDEMNIFICATION OF DIRECTORS AND OFFICERS
                     -----------------------------------------
      The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to a proceeding or threatened proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was, at the request of the corporation, serving in any of such capacities in another corporation or other enterprise. This statute describes in detail the right of a Delaware corporation to indemnify any such person. Article Tenth of the Registrant's amended Certificate of Incorporation provides:

           No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except
           (i) for breach of the director's duty of loyalty to the corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the stockhold-ers of the corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such appeal or modification.

Article VI of the By-laws, as amended, of the Registrant provides generally for indemnification of all such directors, officers, employees and agents to the full extent permitted under the above-referenced section 145 of Delaware General Corporation Law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities

Act and is, therefore, unenforceable. In the event that a claim for indemni-fication against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.             EXHIBITS
                     --------
Exhibit No.               Description
--------------            -----------
      3.1(a)**            Certificate of Incorporation of Registrant filed
                          July 3, 1969 (incorporated by reference to Exhibit
                          3.1(a) to the Annual Report on Form 10-K for the Year ended June 30, 1985).

      3.1(b)** Certificate of Amendment of Certificate of Incorporation filed March 28, 1973 (incorporated by reference to Exhibit 3.1(b) to the Annual Report on Form 10-K for the Year ended June 30, 1985).

     3.1(c)** Certificate of Ownership and Merger filed June 21, 1974 (incorporated by reference to Exhibit 3.1(c) to the Annual Report on Form 10-K for the Year ended June 30, 1985).

      3.1(d)** Certificate of Change of Agent and Location of Registrant filed December 16, 1976 (incorporated by reference to Exhibit 3.1(d) to the Annual Report on Form 10-K for the Year ended June 30, 1985).

      3.1(e)** Certificate of Amendment of Certificate of Incorporation filed December 26, 1985 (incorporated by reference to Exhibit 3.1(e) to the Annual Report on Form 10-K for the year ended June 30, 1987).

      3.1(f)** Certificate of Resolutions Creating Series A Convertible Preferred Stock filed January 23, 1986 (incorporated by reference to Exhibit 3.1(f) to the Annual Report on Form 10-K for the year ended June 30, 1987).

      3.1(g)** Certificate of Correction filed to Correct A Certain Error in the Certificate of Amendment of the Certificate of Incorporation filed March 26, 1986 (incorporated by reference to Exhibit 3.1(g) to the Annual Report on Form 10-K for the year ended June 30, 1987).

      3.1(h)** Certificate of Correction filed to Correct Certain Errors in the Certificate of Stock Designation filed March 26, 1986 (incorporated by reference to Exhibit 3.1(h) to the Annual Report on Form 10-K for the year ended June 30, 1987).

      3.1(i)** Certificate of Amendment of Certificate of Incorporation filed August 18, 1987 (incorporated by reference to Exhibit 3.1(i) to the Annual Report on Form 10-K for the year ended June 30, 1988).

      3.1(j)** Certificate of Change of Agent and Location of Registrant filed April 9, 1991 (incorporated by reference to Exhibit 3.1(j) to the Annual Report on Form 10-K for the Year ended June 30, 1991).

      3.1(k)** Certificate of Resolutions Creating Series E Convertible Preferred Stock filed June 19, 1992 (incorporated by reference to Exhibit 3.1(k) to the Annual Report on Form 10-K for the year ended June 30, 1992).

      3.1(l)** Certificate of Correction filed to Correct Certain Errors in the Certificate of Amendment of the Certificate of Incorporation filed June 19, 1992 (incorporated by reference to Exhibit 3.1(l) to the Annual Report on Form 10-K for the year ended June 30, 1992).

      3.1(m)** Certificate of Amendment of Certificate of Incorpor-ation filed June 7, 1996 (incorporated by reference to Exhibit 3(i).10 to the Annual Report on Form 10-KSB for the year ended June 30, 1996).

      3.1(n)** Certificate of Resolutions Creating Series B Convert-ible Preferred Stock filed May 3, 1994 (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K filed June 1, 1994).

      3.1(o)** Certificate of Amendment No.1 Filed to Modify the Certificate of Designation Creating Series B Preferred Stock filed August 30, 1996 (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-KSB for the year ended June 30, 1996).

      3.2** By-laws of Registrant (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the Year ended June 30, 1985).

      5 *                 Opinion of Wynne B. Stern, Jr.

      23.1 **             Consent of Dalessio, Millner & Leben.

      23.2 *              Consent of Wynne B. Stern, Jr. (included in Exhibit 5)
      -------------------
      * Filed herewith
      ** Previously Filed


ITEM 17.  UNDERTAKINGS
          ------------
      See Item 15.

      The Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement (other than as provided in instructions to Item 512(a)(1) of Regulation S-K) provided, however, that the undertakings set forth in paragraphs
      (1)(i) and (1)(ii) above do not apply if the Registration
      Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the

      Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities
Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (6) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, there-unto duly authorized, in the City of New York, State of New York, on January 7, 1997.

                                           OCG TECHNOLOGY, INC.


                                           By: /s/Edward C. Levine
                                           -----------------------------
                                           Edward C. Levine, President
                                           (Principal Executive Officer)



           Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                        Title                            Date

/s/Edward C. Levine
-------------------
   Edward C. Levine       President and Director            January 7, 1997


/s/Jeffrey P. Nelson
--------------------
   Jeffrey P. Nelson      Secretary and Director            January 7, 1997


/s/Jarema S.Rakoczy
--------------------
   Jarema S. Rakoczy      Vice President and                January 7, 1997
                            Director

/s/Erich W. Augustin
---------------------
   Erich W. Augustin      Executive Vice President and      January 7, 1997
                            Director (Principal Financial
                            and Accounting Officer)

                             EXHIBIT INDEX


Exhibit No.                       Description                            Page

      5 *                         Opinion of Wynne B. Stern, Jr.

      23.1 **                     Consent of Dalessio, Millner &
                                      Leben

      23.2 *                      Consent of Wynne B. Stern, Jr.
      ------------------
      * Filed herewith
      ** Previously filed